                                                                     EXHIBIT 5.2

                           [POPULAR, INC. LETTERHEAD]




                                February 25, 2003


Popular, Inc.
Popular Center Building
209 Munoz Rivera Ave
Hato Rey, Puerto Rico 00918

Dear Sirs:

         I have acted as counsel to Popular, Inc., a Puerto Rico corporation (the "Company") with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of up to 7,475,000 shares (the "Shares") of the Noncumulative Monthly Income Preferred Stock, 2003 Series A, no par value per share, of the Company.

         As counsel to the Company, I have examined such documents, corporate records and other instruments, and such questions of law, as I have deemed necessary or appropriate for the purposes of this opinion. Also, I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

         Upon the basis of such examination, I am of the opinion that when the Shares have been issued in accordance with the authorization of the Board of Directors of the Company, and when the Shares have been duly countersigned by the Company's transfer agent and registrar and sold and delivered as contemplated by the Underwriting Agreement referred to in the prospectus supplement (the "Prospectus Supplement") relating to the offering of the Shares, the Shares will be duly authorized and validly issued, fully-paid and nonassessable.

         I am a member of the Bar of the Commonwealth of Puerto Rico and do not purport to be an expert in, or to render any opinions with respect to, the laws of any state or jurisdiction other than the laws of the Commonwealth of Puerto Rico and the Federal laws of the United States of America.

         I hereby consent to the filing of this opinion as an exhibit to the to Registration Statement on Form S-3 (File No. 333-73242) relating to the public offering of the Shares and to the reference to me under the heading "Legal Matters" in the Prospectus Supplement, dated February 21, 2003, filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Act. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                           Very truly yours,

                                           /s/ BRUNILDA SANTOS DE ALVAREZ, ESQ.